Exhibit 8

4801 Main Street, Suite 1000
Kansas City, MO 64112
www.huschblackwell.com

January 25, 2012

Tortoise Capital Resources Corporation
115599 Ash Street, Suite 300
Leawood, Kansas 66211

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to Tortoise Capital Resources Corporation., a Maryland corporation (the “Company”), regarding federal income tax issues related to the Company's registration and offering from time to time of (i) senior debt securities (the “Senior Debt Securities) and subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”); (ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series; (iii) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (iv) depositary shares, to be represented by depositary receipts representing fractional interests in the Company’s Preferred Stock (the “Depositary Shares”); (v) warrants to purchase shares of Common Stock or Preferred Stock, Depositary Shares, or Debt Securities; (vi) subscription rights to purchase shares of Common Stock or Preferred Stock, Depositary Shares, or Debt Securities; and (vii) units consisting of two or more types of the foregoing securities by means of a prospectus (the "Prospectus") filed as part of the registration statement filed by the Company with the Securities and Exchange Commission on January 25,  2012 (the "Registration Statement").  Capitalized terms not defined herein shall have the meaning given them in the Prospectus.

This opinion is based on various facts and assumptions, including the facts set forth in the Prospectus concerning the business, assets and governing documents of the Company.  To the extent we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and (iii) the genuineness of all signatures.  We have also assumed that any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification.

Based upon the foregoing, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the following paragraphs, we are of the opinion that, for federal income tax purposes under current law, the statements made in the Prospectus under the caption "U.S. Federal Income Tax Considerations," insofar as they constitute matters of law or legal conclusions, are correct in all material respects and fairly summarize the federal income tax laws referred to therein.

These opinions are given as of the date hereof and are based on the Internal Revenue Code of 1986, as amended (the "Code"), current Treasury Regulations promulgated thereunder and current interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Further, any material

Husch Blackwell LLP

January 25, 2012

variation or material differences in the facts, assumptions or materials referred to above may affect the conclusions stated herein.

As indicated in the Prospectus under the caption "U.S. Federal Income Tax Considerations," the Company may in the future choose to be treated as a REIT for federal income tax purposes and to elect to be treated as a REIT.  The Company's ability to qualify and to elect to be treated as a REIT depends upon the Company's ability to meet -- through actual annual operating and other results – certain requirements under the Code, including among other things, requirements regarding distribution levels, the Company’s gross income and assets, and diversity of stock ownership.  Although nothing with respect to the Company's formation would prevent it from attempting to qualify as a REIT, the Company's ability to elect to be treated as a REIT is dependent upon satisfying the REIT qualification tests, for which no certainty exists.  We are not hereby rendering an opinion regarding the Company's ability to satisfy all of the requirements to be a REIT nor its tax status as a REIT if it elects to be treated as such.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

This opinion has been prepared for your use in connection with the filing of the Prospectus on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of the firm therein.

Very truly yours,

/s/ HUSCH BLACKWELL LLP

Husch Blackwell LLP